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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.      6     )*
                                         -----------

                             FIRST BUSEY CORPORATION
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                    319383105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                                               PAGE 1 OF 4 PAGES

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CUSIP NO. 319383105
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).
        LINDA M. MILLS
        ###-##-####
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        UNITED STATES
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       737,009(1)
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      21,242(2)
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     737,009(1)
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   21,242(2)
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        758,251(1)
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        5.386%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------




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ITEM 1(a)         NAME OF ISSUER:
                           FIRST BUSEY CORPORATION

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           P.O. BOX 17125
                           URBANA, IL 61803-17125

ITEM 2(a)         NAME OF PERSON FILING:
                           LINDA M. MILLS

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                           2123 SEATON COURT
                           CHAMPAIGN, IL 61821

ITEM 2(C)         CITIZENSHIP:
                           UNITED STATES

ITEM 2(d)         TITLE AND CLASS OF SECURITIES:
                           COMMON STOCK

ITEM 2(e)         CUSIP NUMBER:
                           319383105

ITEM 3            STATEMENT FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b):
                           NOT APPLICABLE

ITEM 4            OWNERSHIP:
                  (a)  AMOUNT BENEFICIALLY OWNED:
                           758,251
                  (b)  PERCENT OF CLASS:
                           5.386%
                  (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                           (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                                            737,009
                           (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                                            21,242
                           (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                            737,009
                           (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                            21,242


                                                               PAGE 3 OF 4 PAGES



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ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                           NOT APPLICABLE

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:
                           NOT APPLICABLE

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:
                           NOT APPLICABLE

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                           NOT APPLICABLE

ITEM 9            NOTICE OF DISSOLUTION OF A GROUP:
                           NOT APPLICABLE

ITEM 10           CERTIFICATION:
                           NOT APPLICABLE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 5, 2004                                    //Linda M. Mills//

--------------------------                          ----------------------------
Date                                                Signature


FOOTNOTE:

(1) Does not include 1,035,065 shares of Common Stock which are owned by Douglas
C. Mills, Chairman of the Board of First Busey Corporation and the husband of Mrs. Mills, in which she disclaims any beneficial interest. Douglas C. Mills files separate Section 13 and Section 16 reports reflecting the ownership of these securities.

(2) Mrs. Mills shares voting and dispositive power with other Board Members of Busey Mills Community Foundation.


                                                               PAGE 4 OF 4 PAGES